                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ______________

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
  RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (Amendment No. )*

                           Acacia Research Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

      ACACIA RESEARCH - COMBIMATRIX COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   003881 20 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 27, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 ______________

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

    /  /   Rule 13d-1(b)

    / x/   Rule 13d-1(c)

    /  /   Rule 13d-1(d)

-------------------

     * The  remainder  of this cover  page  shall be filled out for a  reporting person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment containing  information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of Section 18 of the  Securities
     Exchange  Act of 1934  or  otherwise  subject  to the  liabilities  of that section of the Act but shall be subject to all other  provisions of the Act
     (however, see the Notes).

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 2 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley MedTech Partners, L.P.
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               Delaware
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 166,667 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               166,667 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               166,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.7%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 3 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley MedTech Partners LLC
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               Delaware
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 0 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               0 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               166,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.7%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               CO
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 4 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Irwin Lieber
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 260,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               260,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               426,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.9%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 5 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Barry Fingerhut
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 260,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               166,667 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               260,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               166,667 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               426,667 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.9%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 6 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Applegreen Partners
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 50,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               50,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               50,000 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               0.2%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 7 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Seneca Ventures
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 448,070 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               448,070 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               448,070 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                        / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.9%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 8 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Venture Fund
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 478,070 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               478,070 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               478,070 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               2.1%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 9 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Woodland Partners
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               New York
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 271,560 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               0 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               271,560 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               271,560 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               1.2%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               PN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 10 of 23 Pages
--------------------------                    ----------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Barry Rubenstein
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       CITIZENSHIP OR PLACE OR ORGANIZATION

                               United States
--------------------------------------------------------------------------------
   NUMBER OF            5      SOLE VOTING POWER
    SHARES
  BENEFICIALLY                 300,000 shares
   OWNED BY
     EACH      -----------------------------------------------------------------
   REPORTING            6      SHARED VOTING POWER
 PERSON WITH
                               1,364,367 shares
               -----------------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                               300,000 shares
               -----------------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               1,364,367 shares
--------------------------------------------------------------------------------
       9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               1,664,367 shares
--------------------------------------------------------------------------------
       10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES(1)                                                     / /
--------------------------------------------------------------------------------
       11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               7.2%
--------------------------------------------------------------------------------
       12      TYPE OF REPORTING PERSON

                               IN
================================================================================

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 11 of 23 Pages
--------------------------                    ----------------------------------

     Item 1.

     (a)   Name of Issuer:     Acacia Research Corporation
     (b)   Address of Issuer's Principal Executive Offices:
                               500 Newport Center Drive, Newport Beach, CA 92660

     Item 2.

     1.    (a)  Name of Person Filing:  Wheatley MedTech Partners, L.P.
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: Delaware
           (d)  Title of Class of Securities:  Acacia   Research  -  CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     2.    (a)  Name of Person Filing:  Wheatley MedTech Partners LLC
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: Delaware
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     3.    (a)  Name of Person Filing:  Irwin Lieber
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: United States
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     4.    (a)  Name of Person Filing:  Barry Fingerhut
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: Delaware
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 12 of 23 Pages
--------------------------                    ----------------------------------

     5.    (a)  Name of Person Filing:  Applegreen Partners
           (b)  Address of Principal Business Office, or if none, Residence:
                             8 Applegreen Drive, Old Westbury, New York, 11568
           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     6.    (a)  Name of Person Filing:  Seneca Ventures
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545
           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     7.    (a)  Name of Person Filing:  Woodland Venture Fund
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545

           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     8.    (a)  Name of Person Filing:  Woodland Partners
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545
           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     9.    (a)  Name of Person Filing:  Barry Rubenstein
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545
           (c)  Citizenship: United States
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 13 of 23 Pages
--------------------------                    ----------------------------------

            The  following  individuals  or  entities  are  identified  in  this
Schedule  13G due to  their  relationships  with  one or  more of the  Reporting
Persons  disclosed  above.  The following  persons or entities are not Reporting
Persons for purposes of this Schedule 13G.

            Other  Members  of  Wheatley  MedTech  Partners  LLC  but who do not
directly beneficially own shares of Common Stock of the Issuer.

    10.    (a)  Name of Person Filing:  Nancy Casey
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: Delaware
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

    11.    (a)  Name of Person Filing:  David Dantzker
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: Delaware
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

    12.    (a)  Name of Person Filing:  Jonathan Lieber
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: United States
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

    13.    (a)  Name of Person Filing:  Seth Lieber
           (b)  Address of Principal Business Office, or if none, Residence:
                             80 Cuttermill Road, Suite 311, Great Neck, NY 11021
           (c)  Citizenship: United States
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

            Other  affiliates  of  Barry  Rubenstein  but  who do  not  directly beneficially own shares of Common Stock of the Issuer.

     14.   (a)  Name of Person Filing:  Marilyn Rubenstein
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545
           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

     15.   (a)  Name of Person Filing:  Woodland Services Corp.
           (b)  Address of Principal Business Office, or if none, Residence:
                             68 Wheatley Road, Brookville, New York 11545
           (c)  Citizenship: New York
           (d)  Title of Class of Securities:  Acacia Research - CombiMatrix
                                               Common Stock, par value $.001 per
                                               share
           (e)  CUSIP Number:           003881 20 8

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 14 of 23 Pages
--------------------------                    ----------------------------------

     Item 3. If this statement is filed pursuant to Rule  13d-1(b),  or 13d-2(b)
             or (c), check whether the person filing is a:

         /x/  Not Applicable

     (a) / /  Broker or dealer registered under Section 15 of the Exchange  Act.

     (b) / /  Bank as defined in section 3(a)(6) of the Exchange Act.

     (c) / /  Insurance company as defined in section 3(a)(19) of the Exchange
              Act.

     (d) / /  Investment  company  registered  under section 8 of the Investment
              Company Act.

     (e) / /  An  investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) / /  An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(F).

     (g) / /  A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G).

     (h) / /  A savings  association  as defined in Section  3(b) of the Federal
              Deposit Insurance Act;

     (i) / /  A  church  plan  that  is  excluded  from  the  definition  of  an investment  company  under  Section  3(c)(14)  of  the  Investment
              Company Act.

     (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Item 4.  Ownership - The  percentages of  beneficial  ownership shown below are based on 22,985,186  shares of  Common Stock outstanding as of
              February  27,  2003 as provided  by the  Issuer's  stock  transfer agent.

     1.  Wheatley MedTech Partners, L.P.
         (a)  Amount Beneficially Owned: 166,667 shares.
         (b)  Percent of Class: 0.7%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 166,667 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of: 166,667 shares.
              (iv)   shared power to dispose or direct the disposition of: 0
                     shares.

     2.  Wheatley MedTech Partners LLC
         (a)  Amount Beneficially Owned: 166,667 shares.
         (b)  Percent of Class: 0.7%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 166,667 shares.
              (iii)  sole power to dispose or direct the disposition of: 0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     166,667 shares.

     3.  Irwin Lieber
         (a)  Amount Beneficially Owned: 426,667 shares.
         (b)  Percent of Class: 1.9%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 260,000 shares.
              (ii)   shared power to vote or direct the vote: 166,667
                     shares.
              (iii)  sole power to dispose or direct the disposition of:
                     260,000 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     166,667 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 15 of 23 Pages
--------------------------                    ----------------------------------

     4.  Barry Fingerhut
         (a)  Amount Beneficially Owned: 426,667 shares.
         (b)  Percent of Class: 1.9%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 260,000 shares.
              (ii)   shared power to vote or direct the vote: 166,667 shares.
              (iii)  sole power to dispose or direct the disposition of: 260,000 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     166,667 shares.

     5.  Applegreen Partners
         (a)  Amount Beneficially Owned: 50,000 shares.
         (b)  Percent of Class: 0.2%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 50,000 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     50,000 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     0 shares.

     6.  Seneca Ventures
         (a)  Amount Beneficially Owned: 448,070 shares.
         (b)  Percent of Class: 1.9%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 448,070 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of: 448,070 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     0 shares.

     7.  Woodland Venture Fund
         (a)  Amount Beneficially Owned: 478,070 shares.
         (b)  Percent of Class: 2.1%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 478,070 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     478,070 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     0 shares.

     8.  Woodland Partners
         (a)  Amount Beneficially Owned: 271,560 shares.
         (b)  Percent of Class: 1.2%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 271,560 shares.
              (ii)   shared power to vote or direct the vote: 0 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     271,560 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     0 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 16 of 23 Pages
--------------------------                    ----------------------------------

     9.  Barry Rubenstein
         (a)  Amount Beneficially Owned: 1,664,367 shares.
         (b)  Percent of Class: 7.2%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 300,000 shares.
              (ii)   shared power to vote or direct the vote: 1,364,367 shares.
              (iii)  sole power to dispose or direct the disposition of: 300,000 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     1,364,367 shares.

            The  following  individuals  or  entities  are  identified  in  this
Schedule  13G due to  their  relationships  with  one or  more of the  Reporting
Persons  disclosed  above.  The following  persons or entities are not Reporting
Persons for purposes of this Schedule 13G.

            Other  Members  of  Wheatley  MedTech  Partners  LLC  but who do not
directly beneficially own shares of Common Stock of the Issuer.

    10.  Nancy Casey
         (a)  Amount Beneficially Owned: 166,667 shares.
         (b)  Percent of Class: 0.7%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 166,667 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     166,667 shares.

    11.  David Dantzker
         (a)  Amount Beneficially Owned: 166,667 shares.
         (b)  Percent of Class: 0.7%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 166,667 shares.

              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     166,667 shares.

    12.  Jonathan Lieber
         (a)  Amount Beneficially Owned: 216,667 shares.
         (b)  Percent of Class: 0.9%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 216,667 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     216,667 shares.

    13.  Seth Lieber
         (a)  Amount Beneficially Owned: 216,667 shares.
         (b)  Percent of Class: 0.9%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 216,667 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     216,667 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 17 of 23 Pages
--------------------------                    ----------------------------------

            Other  affiliates  of  Barry  Rubenstein  but  who do  not  directly beneficially own shares of Common Stock of the Issuer.

     14. Marilyn Rubenstein
         (a)  Amount Beneficially Owned: 1,197,700 shares.
         (b)  Percent of Class: 5.2%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 1,197,700 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     1,197,700 shares.

     15. Wooldland Services Corp.
         (a)  Amount Beneficially Owned: 926,140 shares.
         (b)  Percent of Class: 4.0%.
         (c)  Number of shares as to which such person has:
              (i)    sole power to vote or direct the vote: 0 shares.
              (ii)   shared power to vote or direct the vote: 926,140 shares.
              (iii)  sole power to dispose or direct the disposition of:
                     0 shares.
              (iv)   shared power to dispose or direct the disposition of:
                     926,140 shares.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 18 of 23 Pages
--------------------------                    ----------------------------------

     Item 5.  Ownership of Five Percent or Less of a Class.

                   If this  statement  is being filed to report the fact that as of the date  hereof  the  reporting  person  has  ceased to be the beneficial  owner  of more  than  five  percent  of the  class  of securities, check the following [ ].

     Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable.

     Item 7.  Identification and Classification of the Subsidiary Which Acquired
              the Security Being Reported on by the Parent Holding Company.

              Not Applicable.

     Item 8.  Identification and Classification of Members of the Group.

              Not Applicable.

     Item 9.  Notice of Dissolution of Group.

              Not Applicable.

     Item 10. Certification.

                   By signing  below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the  purpose of or with the effect of changing or influencing  the control of the issuer of the  securities and were not  acquired  and  are  not  held  in  connection  with  or  as a participant in any transaction having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 19 of 23 Pages
--------------------------                    ----------------------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: March 10, 2003

                                          WHEATLEY MEDTECH PARTNERS, L.P.

                                          By: Wheatley MedTech Partners LLC,
                                              General Partner

                                          By: /s/ Barry Rubenstein
                                              -------------------------------
                                                Name:  Barry Rubenstein
                                                Title: Chief Executive Officer

                                          WHEATLEY MEDTECH PARTNERS LLC

                                          By: /s/ Barry Rubenstein
                                              -------------------------------
                                                Name:  Barry Rubenstein
                                                Title: Chief Executive Officer

                                          /s/ Irwin Lieber
                                          --------------------------------------
                                          Irwin Lieber

                                          /s/ Barry Fingerhut
                                          --------------------------------------
                                          Barry Fingerhut

                                          APPLEGREEN PARTNERS

                                          By: /s/ Jonathan Lieber
                                              ----------------------------------
                                                Jonathan Lieber,
                                                Managing General Partner

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 20 of 23 Pages
--------------------------                    ----------------------------------

                                         /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein

                                         SENECA VENTURES

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND PARTNERS

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

                                         WOODLAND VENTURE FUND

                                         By: /s/ Barry Rubenstein
                                             -----------------------------------
                                             Barry Rubenstein, a General Partner

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 21 of 23 Pages
--------------------------                    ----------------------------------

                                  EXHIBIT INDEX

           The following document is filed herewith:

           (a)  Joint Filing Agreement dated as of March 10, 2003 among Wheatley
                MedTech  Partners,  L.P.,  Wheatley  MedTech Partners LLC, Irwin
                Lieber, Barry Fingerhut,  Applegreen Partners,  Seneca Ventures,
                Woodland Partners, Woodland Venture Fund and Barry Rubenstein.

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 22 of 23 Pages
--------------------------                    ----------------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

          The undersigned hereby agree that the Statement on Schedule 13G, dated
March 10,  2003 with  respect to the shares of Common  Stock of Acacia  Research
Corporation and any further  amendments  thereto  executed by each and any of us shall be filed on behalf of each of us  pursuant to and in  accordance  with the provisions of Rule  13d-1(k)(1)  under the  Securities  Exchange Act of 1934, as amended.

          This Agreement may be executed in separate counterparts, each of which shall be deemed an original,  but all of which shall constitute one and the same instrument.

Dated: March 10, 2003

                                       WHEATLEY MEDTECH PARTNERS, L.P.

                                       By: Wheatley MedTech Partners LLC,
                                             General Partner

                                          By: /s/ Barry Rubenstein
                                              -------------------------------
                                                Name:  Barry Rubenstein
                                                Title: Chief Executive Officer

                                       WHEATLEY MEDTECH PARTNERS LLC

                                          By: /s/ Barry Rubenstein
                                              -------------------------------
                                                Name:  Barry Rubenstein
                                                Title: Chief Executive Officer

                                       /s/ Irwin Lieber
                                       -----------------------------------------
                                       Irwin Lieber

                                       /s/ Barry Fingerhut
                                       -----------------------------------------
                                       Barry Fingerhut

                                       APPLEGREEN PARTNERS

                                       By: /s/ Jonathan Lieber
                                           -------------------------------------
                                             Jonathan Lieber,
                                             Managing General Partner

--------------------------                    ----------------------------------
CUSIP No. 003881 20 8              13G        Page 23 of 23 Pages
--------------------------                    ----------------------------------

                                       /s/ Barry Rubenstein
                                       -----------------------------------------
                                       Barry Rubenstein

                                       SENECA VENTURES

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                             Barry Rubenstein, a General Partner

                                       WOODLAND PARTNERS

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                             Barry Rubenstein, a General Partner

                                       WOODLAND VENTURE FUND

                                       By: /s/ Barry Rubenstein
                                           -------------------------------------
                                             Barry Rubenstein, a General Partner